Exhibit 99.1


LINCOLNSHIRE, Ill., May 30 /PRNewswire/ -- Ivex Packaging Corporation (NYSE: IXX - news; "Ivex") announced today the completion of its previously announced sale of its Specialty Coating business to Chargeurs, SA
("Chargeurs") of Paris, France for approximately $113 million in cash.

The Specialty Coating business, which was a part of the Ivex Technical Packaging group, included the Newton, Mass., Troy, Ohio, and Bellwood, Ill. operations. The business generated revenues of approximately $90 million in 1999.

Ivex is a vertically integrated specialty packaging company engaged in the manufacturing and marketing of a broad range of plastic and paper products to the consumer, medical, electronics, computer and technical markets.

The statements contained in this press release are forward-looking and are identified by the use of forward looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on the current expectations of the Company. Because forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the Company's product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the Company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the Company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the Company and its subsidiaries.